EXHIBIT 99.1


               MONSANTO AND PHARMACIA & UPJOHN PROVIDE ADDITIONAL
           FINANCIAL INFORMATION RELATING TO COMPANIES' PLANNED MERGER

ST. LOUIS and PEAPACK, NJ (Dec. 22, 1999) - Monsanto Company (NYSE: MTC) and Pharmacia & Upjohn (NYSE: PNU) today announced additional financial details relating to the planned merger between the two companies.

The companies said that estimated full year 1999 sales of the combined continuing operations of Monsanto and Pharmacia & Upjohn will consist of approximately $11.3 billion in pharmaceutical sales and $5.2 billion in sales from Monsanto's agricultural business. Between 1999-2002, the combined pharmaceutical business is expected to grow at an annual rate of 14-15%, including a somewhat higher growth rate in prescription pharmaceuticals. During the same period, the agricultural business is expected to grow at an annual rate of 10-12%.

The companies also said that the combined Earnings Before Interest and Taxes
(EBIT) margin in 1999 is estimated to be 16% for the pharmaceutical business and is estimated to improve to 22% by 2002. The EBIT margin for the agricultural business is expected to average 15% through 2002.

The companies estimate that their combined debt (net of cash) in 1999 is $6.8 billion. This is estimated to be reduced to $4.5 billion by the end of 2000 and below $2.5 billion in 2001. The reduction in the year 2000 includes expected proceeds from the planned divestiture of Monsanto's Nutrition and Consumer businesses as well as from operating cash flow. This debt reduction does not include the impact of any anticipated proceeds of the planned partial Initial Public Offering (IPO) of the agricultural business.


                                     -more-

The pro forma tax rate of the combined company for 1999 is estimated to be 32.5%. The companies' estimated tax rate in 2002 is 31%.

On a pro forma basis, the company estimates earnings per share (EPS) in 2000 of $1.55 - $1.62. After 2000, the combined company is expected to achieve annual EPS growth of more than 20 percent.

This news release contains certain forward-looking statements, including, among other things, statements regarding each company's results of operations and expected cost savings and earnings per share effects. These forward-looking statements are based on current expectations, but actual results may differ materially from anticipated future events or results. Certain factors which could cause each company's actual results to differ materially from expected and historical results are described in Monsanto's and Pharmacia & Upjohn's periodic reports filed with the Securities and Exchange Commission, including Monsanto's and Pharmacia & Upjohn's 1998 annual reports and Forms 10-K and Exhibits 99 thereto, respectively.




                                     - end -



Pharmacia & Upjohn Media Contact:           Monsanto Company Media Contact:
Paul Fitzhenry (908) 901-8770               Scarlett Lee Foster (314) 694-2883

Pharmacia & Upjohn Analyst Contact:         Monsanto Company Analyst Contact:
Craig Tooman (908) 901-8851                 Nick Filippello (314) 694-8148